Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Receives Letter From Nasdaq Regarding Failure to Meet Minimum Bid Price

CARLSBAD, Calif.—(BUSINESS WIRE)—March 22, 2010 Orange 21 Inc. (NASDAQ:ORNG), a leading designer, producer and distributor of sunglasses, prescription eyewear, snow and motocross goggles, and branded apparel and accessories for the action sports, motorsports, snowsports and lifestyle markets, announced today that on March 16, 2010 it received a letter from the Nasdaq Stock Market. This letter served as a follow up to its letter received on September 16, 2009, which indicated that the bid price of the Company’s common stock had closed below the $1.00 minimum bid price for 30 consecutive business days preceding the date of the letter, and as a result did not comply with Listing Rule 5550(a)(2) (the “Rule”). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price required under the Rule.

The March 16, 2010 letter from Nasdaq indicated that the Company had not regained compliance with the Rule and is not eligible for an additional 180 day compliance period given that it does not meet the Nasdaq Capital Market initial listing standard set forth in Listing Rule 5505. Accordingly, its securities will be delisted from the Nasdaq Capital Market on March 25, 2010 unless the Company requests an appeal to the Nasdaq’s determination to a Hearings Panel in accordance with Listing Rule 5800 Series. The Company does not plan to request an appeal and, accordingly, trading in the Company’s common stock on the Nasdaq Capital Market will be suspended at the opening of business on March 25, 2010. The Company expects its common stock to be quoted on the OTC Bulletin Board and the Pink Sheets beginning on March 25, 2010.

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sports, motorsports, snowsports and lifestyle markets under the brands Spy Optic, O’Neill and Margaritaville.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. Specifically, comments in this press release regarding our ability to resolve the deficiency and regain compliance with the minimum bid price requirement or our potential eligibility for an additional grace period are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: failure of a broker/dealer to make a successful application to quote our shares on the OTC Bulletin Board and/or Pink Sheets; failure to otherwise satisfy the requirements of Rule 15c2-11 under the Securities Exchange Act of 1934, as amended; our ability to satisfy the requirements for maintaining a quotation for our common stock on the OTC Bulletin Board; and other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission. Although, we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. Moreover, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

Orange 21 Inc.

A. Stone Douglass, Chief Executive Officer

Phone: 760-804-8420

Fax: 760-804-8442

www.orangetwentyone.com